    Exhibit 10.2

LICENSE AGREEMENT

THIS AGREEMENT made and entered into this 21st day of December, 2006, by and between
On one side, Mr. Luis Goenaga, of age, having address at FUNDACION FATRONIK, with a registered office in Paseo Mikeletegi, 7 Parque TecnolOgico MiramOn, E-20009, Donostia-San Sebastian, (Spain).
On the other, Mr. Joachim Melis, of age, having address at Adept Technology GmbH, Otto-Hahn-Str. 23, D – 44227 Dortmund, Germany.
The first, in the name and on behalf of FUNDACION FATRONIK, with a registered office in Paseo Mikeletegi, 7 Parque TecnolOgico MiramOn, E20009, Donostia-San Sebastian, (Spain) (hereinafter, "LICENSOR")
And the second, in the name and on behalf of ADEPT TECHNOLOGY INC, a corporation organized and existing under laws of California, with a registered office in 3011 Triad Drive, Livermore, California, USA, (hereinafter LICENSEE ).
Both parties mutually acknowledge their capacity for the present license agreement

WHEREAS

I.	Both parties develop, license and sell products and technology in the robot and packaging industry.

II.	Licensor has developed a Parallel Robot (PAR 4 concept), hereinafter QUICKPLACER ROBOT.

III.	LICENSOR has filed a PCT application to patent the QUICKPLACER ROBOT, hereinafter the APPLICATION, enclosed in SCHEDULE I hereto.

IV.
LICENSEE is interested in obtaining a license of the aforementioned patent application and the related technology, in order to manufacture a standard product to be sold in the Territory specified in the present agreement.

NOW THEREFORE, LICENSOR and LICENSEE agree as follows:
FIRST,-OBJECT OF THE AGREEMENT
1.1 LICENSOR agrees to grant and does hereby grant to LICENSEE a LICENSE in respect of the patent application to manufacture, market, sell and service the QUICKPLACER ROBOT in the Territory (as defined in Sect. 2.2. and 2.3 below) and a non-exclusive license in all other countries outside the territory where LICENSOR has obtained patent protection or has filed a patent application.
1.2 The rights and obligations herein will also be applicable to the patents obtained as a result of the patent application which shall be listed in SI-LEDULE II hereto. Any such patents shall be subject to all of the terms and conditions of this agreement.

1.3 Furthermore, the license shall include all Know How and technical information that LICENSOR presently owns or has available, or that he will own or have available in the future, regarding the development, production and operation of the QUICKPLACER ROBOT.
1.4 LICENSEE shall be free to waive his right to exclusivity with respect to one or more countries at any time.
SECOND. - TERRITORY
2.1 This Agreement shall be effective in the European Union, the United States of America, Canada, Russia, Japan, South Korea, Taiwan, Australia, New Zealand, and Singapore (hereinafter: “the Territory”).

2.2
Until August 17, 2007, the subject matter hereof is protected worldwide by a global application that LICENSOR has filed. If and to the extent that while this global application is in effect, LICENSOR intends to waive his rights thereunder with respect to certain countries, he shall offer to transfer such rights for the particular country or countries to LICENSEE, who, if he accepts such offer, shall be free to pursue the transferred rights and file his own patent application in the particular country/countries at his own cost, in which case LICENSEE shall not be under any obligation to pay license fees for QUICKPLACER ROBOTS manufactured and/or sold in that particular country/countries.

2.3
Until May 1st 2007, LICENSEE shall have the option to request that the Territory be extended by including further countries. Upon request made by LICENSEE, LICENSOR shall – within 6 weeks – take the necessary steps to file a patent application in the country or in the countries that LICENSEE wishes to include into this Agreement. In such case, the Parties shall, in good faith, negotiate the sharing of fees of such patent application based upon minimum sales quantities to be determined for each of such countries and the forecasted costs of such patent application. If LICENSOR should not comply with LICENSEE’s request to file a patent application within said 6 weeks or if he drops the application, then LICENSEE shall be free to pursue such patent application in the respective country in his own name and in such case, no license fees shall be payable on QUICKPLACER ROBOTS manufactured and/or sold in such country.

THIRD.- EFFECTIVE DATE AND DURATION
3.1 The present Agreement shall enter into force at the date of its execution by the parties.
3.2 The present Agreement shall have an initial term of SIX YEARS which shall be automatically renewed for further one-year periods unless either party serves express notice of termination by writing, six months before the end of the initial term or any of the extensions thereof.

FOURTH.- EXCLUSIVITY

4.1 In return for the exclusivity granted, LICENSEE undertakes to sell a minimum quantity of the QUICKPLACER ROBOT in every country of the Territory during the first 24 months after the product introduction in the market. Introduction of the QUICKPLACER ROBOT in the market in every country shall take place no later than July 1St 2007.
4.2 In the European Union, USA and Canada the combined minimum sales quantity shall be 250 QUICKPLACER ROBOTS.
4.3 In Russia the minimum sales quantity shall be 20 QUICKPLACER ROBOTS
4.4 In Japan, South Korea, Taiwan, Australia, New Zealand and Singapore the combined minimum sales quantity shall be 100 QUICKPLACER ROBOTS
4.5 In the remaining countries with exclusivity according to section 2.3 the minimum sales quantity shall be agreed by the parties pursuant to section 2.3
4.6 During the first 24 months after product introduction (July 1, 2007), the license granted herein shall be exclusive in all respects and LICENSEE shall pay license fees on actual sales as set forth in Sect. 5.1. hereof. To the extent that within said period of time the minimum sales agreed to in Sect. 4.2. through 4.4. hereof are not achieve, the license shall, with respect to the particular country or countries where LICENSEE has failed to reach the foregoing minimum numbers, become non-exclusive from then on, unless LICENSEE pays – with respect to countries of his choice – the difference in license fees so that LICENSOR has received license fees as if the minimum sales numbers had been achieved.

4.7
After the first 24 months of product introduction in the market, LICENSEE undertakes to sell the following amount of units per year in the following countries (provided and as long as LICENSEE’s rights are still exclusive in the particular country):

-	European Union, USA and Canada: 200 units

-	Russia: 30 units

-	Japan, Taiwan, Australia, New Zealand and Singapore: 75 units

-	Rest of the world: as set forth in Sect. 4.5.

If and to the extent that the foregoing minimum sales in a calendar year are not complied within one or more countries or regions, LICENSEE shall lose his exclusivity for that particular country/those particular countries or region(s) from the beginning of the next calendar year on. If LICENSEE, at his own discretion, chooses to pay license fees to LICENSOR regarding a country/region or countries/regions as if he had complied with the agreed minimum sales, then, with respect to such country/region or countries/regions his right of exclusivity shall continue to be effective.

4.8
In countries where LICENSEE has not maintained exclusivity after the first 24 months, or if LICENSEE waives exclusivity for certain countries, LICENSOR shall have the right to license the patent application or granted patent to a third party on a non-exclusive basis for those particular countries. As long as this has not occurred, LICENSEE shall be entitled to enjoy exclusivity again in such country/countries in which, during the preceding year, he has achieved the agreed minimum sales numbers or regarding which he has compensated LICENSOR for units that should have been sold to reach the agreed minimum sales numbers.

FIFTH.- CONSIDERATION

5.1 In consideration for the present Agreement LICENSEE shall pay to LICENSOR an initial amount of 150,000 USD in cash. The payment will be due according the following schedule:
◦Date of execution of the contract: 50,000 US$

◦	1ST February 2007: 50,000 US$

◦	Manufacturing release and delivery of 1st revenue production unit (1st July 2007): 50,000 US$
5.2 In addition, LICENSEE shall pay to LICENSOR

5.2.1
During the first twenty-four months after product introduction, 800 US$ on each QUICKPLACER ROBOT SOLD BY licensee, WHETHER IN THE Territory or outside, but not for sales in countries where no patent protection for the QUICKPLACER ROBOT exists;

5.2.2	After the first twenty-four months after product introduction, LICENSEE shall pay LICENSOR royalties per QUICKPLACER ROBOT sold by LICENSEE according to the following schedule:

a)	In countries/regions where Adept keeps exclusivity after the first twenty-four months:

Year 3:    1600 US$
Year 4:    1400 US$
Year 5:    1200 US$
Year 6:    1000 US$
Year 7:     800 US$
Year 8 and following years: 600 US$

b)
In countries/regions where Adept doesn’t keep exclusivity after the first twenty-four months and for sales to countries outside the Territory, provided patent protection for the QUICKPLACER ROBT exists in such countries:

Year 3:    800 US$
Year 4:    700 US$
Year 5:    600 US$
Year 6:    500 US$
Year 7:    400 US$
Year 8 and following years: 300 US$

5.3	Royalty is never to exceed 6% of average selling price of a QUICKPLACER ROBOT during a given quarter for the first 5 years after product introduction and 4% of the average selling price thereafter.
5.4 Payment of ongoing royalties will be on a quarterly basis by transfer to the bank account of the LICENSOR (Bank details: IBAN : ES74 2101
0214 1220 1722 1041 SWIFT CGGKES22)..
5.5 LICENSEE shall provide LICENSOR with a written report on a quarterly basis specifying:
the number of units of QUICKPLACER ROBOTS sold in the previous quarter in every country,
•the net sales during such period, and

•	a calculation of the royalties due based thereon no later than four weeks after a given quarter is over.

5.6 LICENSOR shall invoice the royalties to LICENSEE in sixty days payment terms.

5.7 Failure to comply with timely payment will result in the obligation of LICENSEE to pay interests at the legal rate per annum tom the date such royalty was due until the date of such remittance.

5.8 Once a year and upon fifteen days' notice to LICENSEE, LICENSOR shall have the right to audit the books and records of the LICENSEE by a qualified accountant selected by LICENSOR, to the extent necessary to verify LICENSEE's effected sales and payments of royalties. Such records shall be made available to LICENSOR's accountant at LICENSEE's designated office. LICENSEE will cooperate with and assist the accountant for the purpose of facilitating such audit. All copies and extracts shall remain confidential and shall not be disclosed to any third party. Access to such books and records shall be granted at the request of LICENSOR until one year after the expiry of the Agreement.
5.9 If as a result of such audit, LICENSOR's accountant determines that the amount of royalties due was greater than the amount reported by LICENSEE in the quarterly statement provided pursuant to this agreement, LICENSOR shall promptly furnish to LICENSEE a copy of the report of its accountant setting forth the amount of deficiency showing and the basis upon which such deficiency was determined. LICENSEE shall promptly remit to LICENSOR a sum equal to the deficiency claimed, from the date such royalty was due until the date of such remittance. If the audit reveals the underpayment of more than 10% of the royalties due in any quarterly period, LICENSEE shall bear the costs of the audit.
5.10 The rights to all products and Know How regarding the QUICKPLACER ROBOT including new developments and

Improvements, shall automatically be assigned and transferred to LICENSEE in case LICENSOR becomes subject to insolvency or liquidation proceedings. Should LICENSOR assign or otherwise transfer any of the patents or rights to the Know How to a third party, then LICENSEE' s right hereunder shall continue to exist in full.

5.11 LICENSEE may market and sell the QUICKPLACER ROBOT under its own brand name and with LICENCEE's logo and trademark/s.
SIXTH.- COSTS
6.1 The costs derived from the application, proceedings and keeping the patent in force in every new designated country shall be divided equally between the parties.
6.2 The costs derived from the application, proceedings and keeping the patent in force in Europe, USA and Canada will be carried by LICENSOR
6.3 The costs derived from the application, proceedings and keeping the patent in force in Japan, South Korea, Taiwan, Australia, New Zealand and Singapore will be divided equally between parties will be divided equally between parties.
6.4 The costs derived from the application, proceedings and keeping the patent in force in Russia will be divided equally between parties.
6.5 In the event of a waiver by LICENSEE of its exclusive rights in a certain country, the remaining costs derived from the application proceedings and maintaining the patent(s) in force in said country shall be borne by LICENSOR.

SEVENTH.- ENGINEERING SUPPORT

7.1 During the production period, which is assumed to take six months since the execution of the present agreement, LICENSOR shall provide LICENSSE with the following engineering support and assistance at LICENSOR's expense:

•	Two engineers will provide support on frame design and general design.

•	One engineer to review designs, perform dynamic and structural analysis
7.2 LICENSEE shall provide LICENSOR with a project plan that may be changed at LICENSEE'S discretion to better meet schedules.
7.3 The above mentioned personnel shall be dedicated to the production of the QUICKPLACER ROBOT and shall work according to the above-mentioned plans and schedules and following LICENSEE's directions.
7.4 LICENSEE shall pay for the travel expenses of the above-mentioned personnel whereas LICENSOR shall bear the living expenses, should a displacement to Livermore, California, he necessary.
7.5 Moreover, LICENSOR shall provide 2-3 current or slightly modified prototype robot arms to LICENSEE at a reasonable cost and BOM with pricing provided LICENSEE specifies what components are required.
7.6 LICENSOR shall provide a current prototype of the QUICKPLACER ROBOT for the trade show taking place in Chicago as well as one engineer to support it.

EIGHTH.- INTELLECTUAL PROPERTY

8.1 SCHEDULE II hereto contains a complete and correct list of all the patent applications and/or patents concerning the QUICKPLACER ROBOT owned LICENSOR.
8.2 LICENSOR is the owner of the patent application(s) which is free and clear of any and all mortgages, liens, security interest and charges and no person or entity has or shall have any claim of ownership with respect to the application.
8.3 LICENSOR has not previously assigned or transferred the patent application(s), and has not granted to any third party any license with respect to the patent application(s) in any manner.
8.4 LICENSOR shall remain the owner of any and all know how, confidential information form, documents, performance specifications, prototypes, computer simulation models, current mechanism drawings, patents lists and documents or any other material or documents that he provides the LICENSEE with for the execution of the agreement.
8.5 LICENSOR shall be able to recover at any time the information, documents and materials provided during the term of the agreement and in any case, at the end of the agreement.
8.6 LICENSOR shall be the owner of the original QUICKPLACER ROBOT design. LICENSEE shall be the owner of all improvements to the original design. In any case, royalties to LICENSOR shall be paid based on the final design including improvements LICENSEE will engineer into the ROBOT.

8.7 LICENSOR, to the best of his knowledge, declares that as of the date on which this Agreement is executed, he has no reason to believe that the patent applications or the patents will infringe upon third parties' rights and that he is not aware of any actions or has reason to believe that third parties might take actions to dispute or question the validity of the patent applications or the patents.

8.8 LICENSEE shall be and remain the owner of any and all Know How and intellectual property owned or created by LICENSEE before or during the term of this Agreement and LICENSOR shall not be entitled to disclose or sublicense it to third parties without prior written consent of LICENSEE.
NINTH.- CONFIDENTIALITY
9.1 During the term of this agreement and for a term of 3 years following termination, each party shall keep confidential, and shall not use or disclose, directly or indirectly any confidential information, or any knowledge, information, documents or materials in any form developed pr possessed by the other party.
9.2 Each party shall take all commercially reasonable steps and measures to protect confidential information, to prevent an unauthorised use and disclosure of such information and to prevent unauthorised persons or entities from obtaining or using such information.
9.3 Each party may disclose such information to its employees to the extent necessary to enable such party to perform its obligations hereunder, provided that such officers and employees have entered into an appropriate confidentiality agreement for secrecy and non-use. Each party shall be liable for any unauthorised use and disclosure of such information by its officers and employees.

9.4.For the purpose of this Agreement, confidential information means all, financial, technical, operational, commercial, staff management and other information, data and know how which is directly or indirectly disclosed by either party. This shall not apply to information of which either party can show that it:

a)
was already in the public domain at the time of disclosure or entered the public domain thereafter without any act or failure to act by the respective party, or
b)
was already known to the respective party at the time of the disclosure and had not previously been obtained by it either directly or indirectly from the other party, or
c)
was after the disclosure made accessible to the respective party by a third party having no obligation of secrecy to the other party with respect thereto.
d)
was independently developed by the receiving party without a breach of this Agreement.
9.5 LICENSEE undertakes not offer an employment to any of LICENSOR's employees without LICENSOR's prior written consent.

TENTH.- PRICING

10.1 LICENSOR will be part of a JV company, hereinafter TV.
10.2 LICENSEE shall apply a preferential pricing to LICENSOR based on LICENCEE's European pricelist .

10.2.1	For products other than QUICKPLACER ROBOT, LICENSEE shall apply the following discount:

c)	For Cobra 600800 Robots, Vision Systems and Software components, 25% discount.

d)	Cobra 350, Viper Robots, 18% discount.
Discount level will be review yearly and shall depend on minimum volume orders.
LICENSEE shall be the sole source of all post warranty, spare parts and service for all products sold to LICENSOR.

10.2.2	For QUICKPLACER ROBOTS:

a)
LICENSEE shall sell the QUICKPLACER ROBOT to LICENSOR at a price of 28,000 USD per unit ex works Dortmund. The first 10 robots shall be at 31,000 US$ per unit ex works Dortmund due to elevated first unit cost

b)	The stated price is for a functional robot including a controller in its base configuration. Any further options shall be ordered independently.

c)	Preferential price for QUICKPLACER ROBOTS pursuant to this clause shall be revised every two years.

d)	LICENSOR undertakes to resell to JV only and not sell LICENSEEE’S robots on the free market unless prior written authorisation by LICENSEE.

e)	The QUICKPLACER ROBOTS sold to LICENSOR shall have a ninety-day warranty. The first 10 robots shall have a warranty of 6 months.

f)	In the event that LICENSEE loses exclusivity in the European Union or in the United States of American, the present clause shall cease to apply.

g)	QUICKPLACER ROBOTS resold by LICENSOR or JV must carry LICENSEE’S trademarks and logo.
ELEVENTH.- OPTION TO PURCHASE THE PATENTS
11.1 LICENSOR grants LICENCEE an option to purchase the patent rights regarding the QUICKPLACER ROBOT indicated in SCHEDULE 2 hereto that may be in force at the time of purchase.
11.2 LICENSEE shall exercise this option during the first 6 YEARS after the execution of the present contract by providing written notice thereof to LICENSOR.
11.3 The purchase price of the patent/s listed in SCHEDULE 2 hereto shall be 8,000,000.00 US$.
TWELF'T'H.- INFRINGEMENT OF RIGHTS, INDEMNIFICATION
12.1 Each party shall notify the other promptly of any actual or threatened infringement, imitations or any other use of the patents of which they become aware in order to jointly decide whether to take legal action against the infringer.

12.2 Failing to reach an agreement, LICENSOR shall, upon request made by LICENSEE and in line with LICENSEE's instructions, file actions against the infringement of the patent rights, and LICENSEE shall bear the costs deriving from such action. If the involvement of the other party should be necessary for legal reasons in any country, then that party shall become involved, and the party interested in the proceedings shall bear all costs and expenses, receiving any compensation awarded.

12.3 The same rule shall apply in the event of the validity of the patents being challenged.
12.4 LICENSOR hereby indemnifies and holds LICENSEE harmless against any and all actions, suits, claims, or demands whatsoever, including any losses, damages, costs and expenses including reasonable attorneys' fees connected therewith, which it may incur or as to which it may become liable to pay by reason of any action, claim, suit, or demand for infringement of intellectual property rights because of the manufacture, use, sale or maintenance of PRODUCTS, provided that LICENSOR shall be promptly notified of any such action, suit, claim, or demand, and shall have a full right and opportunity to defend such action, claim, suit or demand. Also, LICENSOR shall at all times indemnify, defend and hold LICENSEE harmless from any losses, damages, costs and expenses including reasonable attorneys' fees sustained by, including, but not limited to, LICENSEE (including its subcontractors), purchasers, customers and/or end-users of the PRODUCTS, or any person/entity arising out of any claim, suit or action alleging defect in PRODUCTS as a result of any inaccurate, erroneous or incomplete technical information received from LICENSOR. In all respects, LICENSOR's and LICENSEE's responsibility shall be limited to damages that were caused intentionally or by gross negligence, and the amount of compensation shall in all cases be limited to such damages which may typically and foreseeably occur in the context of a contract like this AGREEMENT and in the course of its performance.

THIRTEENTH.- EFFECTS OF THE AGREEMENT

13.1 The present Agreement is binding upon the contracting parties and their successors in title.
13.2 The present Agreement is made in view of the circumstances of LICENSEE and the latter may not, therefore assign the rights and obligations arising from this Agreement nor grant a sublicense without the prior written consent of LICENSOR. LICENSEE shall at all times be free to assign his rights under this Agreements, whether in part or in total, to an affiliated company or a JV company in which LICENSEE holds shares.
FOURTEENTH.- CONTRACT TERMINATION AND EFFECTS
14.1 The present agreement shall be terminated:
•If both parties so agree

•	Upon expiry of the term of the agreement.

••	Upon a material breach of any of the contractual obligations herein set forth.

•
Upon termination and/or invalidity of the patent/s for any cause or rejection of the patent application/s. Invalidity in a specific jurisdiction shall not affect the validity of the Contract in other countries.

•	If either party should file a petition for suspension of payments or in bankruptcy, its liquidation or dissolution is decreed, or it comes under some form of receivership.

14.2 If either party fails to perform any of the obligations herein contained, the aggrieved party may, by notice, request the other party to put right such failure within thirty days. The agreement shall only be terminated if the failure is not remedied within such period.

14.3 Upon termination of the agreement for any cause, all its effects shall expire and LICENSEE shall cease from the use of the patent application or registration. If and when one or more of the reasons for termination set forth in the last two bullet points of Sect. No. 1 applies, the right of LICENSEE to manufacture, distribute and sell the QUICKPLACER ROBOT in the particular jurisdiction(s) and to make use of the Know-How acquired in the course of performing this Agreement, shall thereby not be affected.
14.4 LICENSOR shall not be held responsible in the event of termination of the agreement due to the refusal of the patent application or the invalidity of the patent in any jurisdiction, nor shall be obliged to return any sums received during the term of the agreement.
14.5 LICENSEE guarantees that no information received by LICENSOR will be used, directly or indirectly, to develop a product that may infringe LICENSOR' s patent rights and/or rights resulting from patent applications.
FIFTEENTH.- GOVERNING LAW AND JURISDICTION
15.1 This agreement shall be performed and interpreted in accordance with the Laws of Switzerland. The original version is in English language and any translation is being provided for interpretation purposes only. In the event of a conflict of interpretation of the present contract, the English version shall prevail.

15.2 Any dispute arising out of or in connection with this contract, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the Rules of the International Chamber of Commerce in Paris ("ICC"), which Rules are deemed to be incorporated by reference into this clause. The number of arbitrators shall be one. The seat, or legal place, of arbitration shall be London. The language to be used in the arbitral proceedings shall be English. The governing law of the contract shall be the substantive law of Switzerland.

SIXTEENTH.- MISCELLANEOUS PROVISIONS
16.1 Any modification of this Agreement shall he made in writing signed by the parties and shall clearly express the intention to amend.
16.2 The invalidity of any clause or sub-clause or a part thereof in this agreement shall not affect the continuing enforceability and validity of the remaining provisions.
16.3 Should LICENSOR cease to exist, the patent rights as listed in Schedule II to this Agreement shall, to the extent they are still in force, automatically pass to LICENSEE. In the event that prior to such occurrence the patent rights have been transferred or assigned to a third party, such third party shall be bound by this Agreement in all respects.
16.4 Failure to enforce or waiver of any clause herein contained at any time by either party shall not affect the enforceability of such clause or be construed as a waiver of such clause to a future date.
16.5 NOTICES AND THEIR LANGUAGE

16.5.1 Any notice or other communication under or in connection with this Agreement shall be in writing and shall be delivered personally, or sent by courier or fax transmission (to be affirmed in writing) to the following addresses:

For the LICENSOR:	FUNDACION FATRONIK Paseo Mikeletegi
7 Parque Tecnologico Miramon
E – 20009 Donostia-San Sebastian
Facsimile:
Attention:    Austin J. Saenz

For the LICENSOR:	ADEPT TECHNOLOGY INC. 3011 Triad Drive
USA – Livermore, California
Facsimile:    1-925-245-3510
Attention:    Steven Moore
A copy should be sent by fax transmission to
Adept Technology GmbH      Otto-Hahn-Str.23
D-44227 Dortmund
Germany
Facsimile:    +49 231 75894-50
Attention:    Joachim Melis

Or to such other addresses as the recipient may notify or may have notified in writing.
Proof of posting or dispatch of any notice or communication to the Borrower shall be deemed to be proof of receipt in the case of a letter, on the seventh business day in the country of receipt after posting and in the case of a fax transmission or cable on the business day in the country of receipt immediately following the date of its dispatch.

Joachim Melis    Luis Goenaga
Vice President Europe    General Manager
Adept Technology Inc    Fatronik
3011 Triad Drive,    Paseo Mikeletegi, 7 – Parque Tecnologico
Livermore, CA 94551    E-20009 Donostia – San Sebastian
USA    Spain

16.5.2 Any notice or other communication under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.
In WITNESS WHEREOF, the parties hereto, confirming, ratifying and accepting the contents hereof, have hereunto affixed their signatures on the date first above written